                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No.____)*

                          Alnylam Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02043Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 28, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 18
                            Exhibit Index on Page 15

CUSIP NO. 02043Q107                   13 G                          Page 2 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Polaris Venture Partners III, L.P. ("PVP III")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
     NUMBER OF            2,710,141 shares, except that Polaris Venture
      SHARES              Management Co. III, L.L.C. ("Polaris III"), the
   BENEFICIALLY           general partner of PVP III, may be deemed to have sole
   OWNED BY EACH          power to vote these shares, and Jonathan A. Flint
     REPORTING            ("Flint"), Terrance G. McGuire ("McGuire"), Stephen
      PERSON              D. Arnold ("Arnold") and Alan G. Spoon ("Spoon"), the
       WITH               managing   members of  Polaris III, may be deemed to
                          have shared power to vote these shares.

                   -------------------------------------------------------------
                   6      SHARED VOTING POWER
                          See response to row 5.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          2,710,141 shares, except that Polaris III, the general partner of PVP III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire, Arnold and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          See response to row 7.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,710,141
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 3 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Polaris Venture Partners Entrepreneurs' Fund III, L.P. ("Entrepreneurs' III")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
     NUMBER OF            70,242 shares, except that Polaris III, the general
      SHARES              partner of Entrepreneurs' III, may be deemed to have
   BENEFICIALLY           sole power to vote these shares, and Flint, McGuire,
   OWNED BY EACH          Arnold and Spoon, the managing members of Polaris III,
     REPORTING            may be deemed to have shared power to vote these
      PERSON              shares.
       WITH
                   ------------------------------------------------------------
                   6      SHARED VOTING POWER
                          See response to row 5.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          70,242 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire, Arnold and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              70,242
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 4 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Polaris Venture Partners Founders' Fund III, L.P. ("Founders' III") Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
     NUMBER OF            42,646 shares, except that Polaris III, the general
      SHARES              partner of Founders' III, may be deemed to have sole
   BENEFICIALLY           power to vote these shares, and Flint, McGuire, Arnold
   OWNED BY EACH          and Spoon, the managing members of Polaris III, may be
     REPORTING            deemed to have shared power to vote these shares.
      PERSON
       WITH        -------------------------------------------------------------
                   6      SHARED VOTING POWER
                          See response to row 5.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          42,646 shares, except that Polaris III, the general
                          partner of Founders' III, may be deemed to have sole
                          power to dispose of these shares, and Flint, McGuire,
                          Arnold and Spoon, the managing members of Polaris III,
                          may be deemed to have shared power to dispose of these
                          shares.
                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              42,646
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 5 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Polaris Venture Management Co. III, L.L.C. ("Polaris III")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
     NUMBER OF            2,823,029 shares, of which 2,710,141 are directly
      SHARES              owned by PVP III, 70,242 are directly owned by
   BENEFICIALLY           Entrepreneurs' III and 42,646 are directly owned by
   OWNED BY EACH          Founders' III. Polaris III, the general partner of PVP
     REPORTING            III, Entrepreneurs' III and Founders' III, may be
      PERSON              deemed to have sole power to vote these shares, and
       WITH               Flint, McGuire, Arnold and Spoon, the managing members
                          of Polaris III, may be deemed to have shared power to vote these shares.

                   -------------------------------------------------------------
                   6      SHARED VOTING POWER
                          See response to row 5.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          2,823,029 shares, of which 2,710,141 are directly owned by PVP III, 70,242 are directly owned by Entrepreneurs' III and 42,646 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire, Arnold and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,823,029
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 6 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Jonathan A. Flint ("Flint")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
                          0 shares.
     NUMBER OF
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6      SHARED VOTING POWER
   OWNED BY EACH          2,823,029 shares, of which 2,710,141 are directly
     REPORTING            owned by PVP III, 70,242 are directly owned by
      PERSON              Entrepreneurs' III and 42,646 are directly owned by
       WITH               Founders' III. Polaris III is the general partner of
                          PVP III, Entrepreneurs' III and Founders' III. Flint
                          is a managing member of Polaris III, and may be deemed
                          to have shared power to vote these shares.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          0 shares.
                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          2,823,029 shares, of which 2,710,141 are directly
                          owned by PVP III, 70,242 are directly owned by
                          Entrepreneurs' III and 42,646 are directly owned by
                          Founders' III. Polaris III is the general partner of
                          PVP III, Entrepreneurs' III and Founders' III. Flint
                          is a managing member of Polaris III, and may be deemed
                          to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,823,029
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 7 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Terrance G. McGuire ("McGuire")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
                          0 shares.
     NUMBER OF
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6      SHARED VOTING POWER
   OWNED BY EACH          2,823,029 shares, of which 2,710,141 are directly
     REPORTING            owned by PVP III, 70,242 are directly owned by
      PERSON              Entrepreneurs' III and 42,646 are directly owned by
       WITH               Founders' III. Polaris III is the general partner of
                          PVP III, Entrepreneurs' III and Founders' III. McGuire
                          is a managing member of Polaris III, and may be deemed
                          to have shared power to vote these shares.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          0 shares.

                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          2,823,029 shares, of which 2,710,141 are directly owned by PVP III, 70,242 are directly owned by Entrepreneurs' III and 42,646 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. McGuire is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,823,029
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 8 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Stephen D. Arnold ("Arnold")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
                          0 shares.
                   -------------------------------------------------------------
      NUMBER OF
       SHARES      6      SHARED VOTING POWER
    BENEFICIALLY          2,823,029 shares, of which 2,710,141 are directly
   OWNED BY EACH          owned by PVP III, 70,242 are directly owned by
     REPORTING            Entrepreneurs' III and 42,646 are directly owned by
      PERSON              Founders' III.  Polaris III is the general partner
       WITH               of PVP III, Entrepreneurs' III and Founders' III.
                          Arnold is a managing member of Polaris III, and may be
                          deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          0 shares.
                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          2,823,029 shares, of which 2,710,141 are directly
                          owned by PVP III, 70,242 are directly owned by
                          Entrepreneurs' III and 42,646 are directly owned by
                          Founders' III. Polaris III is the general partner of
                          PVP III, Entrepreneurs' III and Founders' III. Arnold
                          is a managing member of Polaris III, and may be
                          deemed to have shared power to dispose of these
                          shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,823,029
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                   13 G                          Page 9 of 18

--------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Alan G. Spoon ("Spoon")
              Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
                          0 shares.
                   -------------------------------------------------------------
      NUMBER OF
       SHARES      6      SHARED VOTING POWER
    BENEFICIALLY          2,823,029 shares, of which 2,710,141 are directly
    OWNED BY EACH         owned by PVP III, 70,242 are directly owned by
      REPORTING           Entrepreneurs' III and 42,646 are directly owned by
       PERSON             Founders' III.  Polaris III is the general partner
        WITH              of PVP III, Entrepreneurs' III and Founders' III.
                          Spoon is a managing member of Polaris III, and may be
                          deemed to have shared power to vote these shares.
                   -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
                          0 shares.
                   -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          2,823,029 shares, of which 2,710,141 are directly
                          owned by PVP III, 70,242 are directly owned by
                          Entrepreneurs' III and 42,646 are directly owned by
                          Founders' III. Polaris III is the general partner of
                          PVP III, Entrepreneurs' III and Founders' III. Spoon
                          is a managing member of Polaris III, and may be
                          deemed to have shared power to dispose of these
                          shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              2,823,029
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    14.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 02043Q107                           13 G                 Page 10 of 18

ITEM  1(A). NAME OF ISSUER

            Alnylam Pharmaceuticals, Inc.

ITEM  1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            300 Third Street
            Cambridge, Massachusetts 02142

ITEM  2(A). NAME OF PERSONS FILING

            This Statement is filed by Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"), Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire"), Stephen D. Arnold ("Arnold") and Alan G. Spoon ("Spoon"). Flint, McGuire, Arnold and Spoon are the managing members of Polaris III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III. Flint, McGuire, Arnold and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III.

ITEM  2(B). ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Polaris Venture Partners
            1000 Winter Street, Suite 3350
            Waltham, Massachusetts 02451

ITEM  2(C)  CITIZENSHIP

            PVP III, Entrepreneurs' III and Founders' III are Delaware limited partnerships; Polaris III is a Delaware Limited Liability Company; Flint, McGuire, Arnold and Spoon are United States citizens.

ITEM  2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 02043Q107

ITEM  3.    Not Applicable

ITEM  4.    OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of May 28, 2004:

CUSIP NO. 02043Q107                           13 G                 Page 11 of 18

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of PVP III, Entrepreneurs' III and Founders' III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

CUSIP NO. 02043Q107                           13 G                 Page 12 of 18

ITEM 10.    CERTIFICATION.

            Not applicable.

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 4, 2004

POLARIS VENTURE PARTNERS III, L.P.,                      /s/ John J. Gannon
a Delaware Limited Partnership                       ---------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE PARTNERS                                 /s/ John J. Gannon
ENTREPRENEURS' FUND III, L.P.,                       ---------------------------------------
a Delaware Limited Partnership                       Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE PARTNERS                                 /s/ John J. Gannon
FOUNDERS' FUND III, L.P.,                            ----------------------------------------
a Delaware Limited Partnership                       Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE
MANAGEMENT CO. III, L.L.C.,                              /s/ John J. Gannon
a Delaware Limited Liability Company                 ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

JONATHAN A. FLINT                                        /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

TERRANCE G. MCGUIRE                                      /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

STEPHEN D. ARNOLD                                        /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

ALAN G. SPOON                                            /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

                                  EXHIBIT INDEX

                                                                                                      Found on
                                                                                                    Sequentially
                        Exhibit                                                                     Numbered Page
                        -------                                                                     -------------
Exhibit A:  Agreement of Joint Filing                                                                     16

Exhibit B:  Reference to John J. Gannon as Authorized Signatory                                           18

                                    EXHIBIT A

                            Agreement of Joint Filing

            The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Alnylam Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  June 4, 2004

POLARIS VENTURE PARTNERS III, L.P.,                      /s/ John J. Gannon
a Delaware Limited Partnership                       ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE PARTNERS                                 /s/ John J. Gannon
ENTREPRENEURS' FUND III, L.P.,                       ----------------------------------------
a Delaware Limited Partnership                       Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE PARTNERS                                 /s/ John J. Gannon
FOUNDERS' FUND III, L.P.,                            ----------------------------------------
a Delaware Limited Partnership                       Signature

                                                     John J. Gannon
                                                     Authorized Signatory

POLARIS VENTURE
MANAGEMENT CO. III, L.L.C.,                              /s/ John J. Gannon
a Delaware Limited Liability Company                 ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

JONATHAN A. FLINT                                        /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

TERRANCE G. MCGUIRE                                      /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

STEPHEN D. ARNOLD                                        /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

ALAN G. SPOON                                            /s/ John J. Gannon
                                                     ----------------------------------------
                                                     Signature

                                                     John J. Gannon
                                                     Authorized Signatory

                                    EXHIBIT B

               REFERENCE TO JOHN J. GANNON AS AUTHORIZED SIGNATORY

John J. Gannon has signed the enclosed documents as Authorized Signatory. Note that copies of the applicable Agreement to File Jointly and Statement Appointing Designated Filer And Authorized Signatory are already on file with the appropriate agencies.